DESCRIPTION OF COMMON STOCK
The following summary is a description of the material terms and provisions of common stock (“common stock”) of Heritage-Crystal Clean, Inc. (referred to herein as “we”, “our”, “us” or similar terms) The following description of the terms of our common stock and preferred stock is not meant to be complete and is qualified in its entirety by reference to our certificate of incorporation and bylaws, each as amended to date.
Our authorized capital stock consists of 26,000,000 shares of common stock, par value $0.01 per share, and 500,000 shares of undesignated preferred stock, par value $0.01 per share. As of February 27, 2020, there were 23,959,152 shares of our common stock issued and outstanding and no shares of preferred stock issued and outstanding and our common stock was held of record by approximately 545 stockholders.
Holders of common stock are entitled to one vote per share in the election of directors and on all other matters on which stockholders are entitled or permitted to vote. Holders of common stock are not entitled to cumulative voting rights. Subject to the terms of any outstanding series of preferred stock, the holders of common stock are entitled to dividends in amounts and at times as may be declared by the Board of Directors out of funds legally available for that purpose. Upon liquidation or dissolution, holders of common stock are entitled to share ratably in all net assets available for distribution to stockholders, after payment in full to creditors and payment of any liquidation preferences to holders of preferred stock. Except as provided in the Participation Rights Agreement with The Heritage Group described below, holders of common stock have no redemption, conversion or preemptive rights. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued in the offerings will be fully paid and nonassessable.
Heritage Participation Rights
We have entered into a Participation Rights Agreement with The Heritage Group (“Heritage”), pursuant to which we will give Heritage the option to participate, pro rata based on its percentage ownership interest in our common stock, in any future equity offering for cash consideration, including (i) contracts with parties for equity financing (including any debt financing with an equity component) and (ii) issuances of equity securities or securities convertible, exchangeable or exercisable into or for equity securities (including debt securities with an equity component). If Heritage exercises its rights with respect to all future offerings, it will be able to maintain its percentage ownership interest in our common stock. The Participation Rights Agreement does not have an expiration date. Heritage will not be required to participate or exercise its right of participation with respect to any future offerings. Heritage’s right to participate will not apply to certain future offerings of securities that are not conducted to raise or obtain equity capital or cash such as stock issued as consideration in a merger or consolidation, in connection with strategic partnerships or joint ventures or for the acquisition of a business, product, license or other assets by us.

Listing
Our shares of common stock are listed on The Nasdaq Global Market under the symbol “HCCI.”
Delaware Law and Charter and Bylaw Provisions’ Anti-Takeover Effects
We have elected to be governed by the provisions of Section 203 of the Delaware General Corporation Law, or the DGCL, which we refer to as Section 203. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns (or, in some cases, within three years prior, did own) 15% or more of the corporation’s voting stock, or is an affiliate of the corporation and owned 15% or more of the corporation’s voting stock at any time during the three years prior to the time that the determination of an interested stockholder is made. Under Section 203, a business combination between the corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:
• Before the stockholder became interested, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; or
• Upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding, for purposes of determining the number of our shares outstanding, shares owned by (a) persons who are directors and also officers and (b) employee stock plans, in some instances); or
• After the stockholder became interested, the business combination was approved by the Board of Directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.
Our bylaws provide for the division of our Board of Directors into three classes as nearly equal in size as possible with staggered three-year terms. Approximately one-third of our board will be elected each year and such vote required to elect directors will be a plurality of all votes. We refer you to “Management.” In addition, our bylaws provide that directors may be removed only for cause and then only by the affirmative vote of the holders of seventy-five percent (75%) of the outstanding voting power of our capital stock outstanding and entitled to vote generally in the election of directors. Under our bylaws, any vacancy on our Board of Directors, however occurring, including a vacancy resulting from an enlargement of our board, may only be filled by vote of a majority of our directors then in office even if less than a quorum. The classification of our Board of Directors and the limitations on the removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us.
Our bylaws provide that special meetings of the stockholders may only be called by the Board of Directors, the chairman of the Board of Directors or upon the request of Heritage so long as it holds at least twenty-five percent (25%) of the total voting power of all outstanding shares of capital stock. Our bylaws further provide that stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to our corporate secretary the required written notice, in proper form, of the stockholder’s intention to bring that proposal or nomination before the meeting. In addition to other applicable requirements, for a stockholder proposal or nomination to be properly brought before an annual meeting by a stockholder, the stockholder generally must have given notice in proper written form to the corporate secretary not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders, unless the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date, in which case the notice must be delivered no later than the 10th day following the day on which public announcement of the meeting is first made. Although our bylaws do not give the board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, our bylaws may have the effect of precluding the consideration of some business at a meeting if the proper procedures are not followed or may discourage or defer a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.
Our certificate of incorporation also provides that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may only be taken at a stockholders meeting and may not be taken by written consent in lieu of a meeting. Our certificate of incorporation includes a “constituency” provision that permits (but does not require) a director of our company in taking any action (including an action that may involve or relate to a change or potential change in control of us) to consider, among other things, the effect that our actions may have on other interests or persons (including our employees, clients, suppliers, customers and the community) in addition to our stockholders.
The Delaware corporate law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws or to approve mergers, consolidations or the sale of all or substantially all its assets, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our certificate of incorporation provides that the affirmative vote of at least seventy-five percent (75%) of the total voting power of all shares of capital stock is required to amend our certificate of incorporation or our bylaws, or to approve mergers, consolidations, conversions or the sale of all or substantially all of our assets. Our bylaws may also be amended or repealed by a majority vote of the Board of Directors, subject to any limitations set forth in the bylaws. The 75% stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any series of preferred stock that might be outstanding at the time any of these amendments are submitted to stockholders.
Limitation of Liability and Indemnification
Our certificate of incorporation and bylaws provide that:
• We must indemnify our directors and officers to the fullest extent permitted by Delaware law, as it may be amended from time to time;
• We may indemnify our other employees and agents to the same extent that we indemnify our officers and directors, unless otherwise required by law, our certificate of incorporation or our bylaws; and
• We must advance expenses, as incurred, to our directors and officers in connection with legal proceedings to the fullest extent permitted by Delaware law, subject to very limited exceptions.
In addition, our certificate of incorporation provides that our directors will not be liable for monetary damages to us for breaches of their fiduciary duty as directors, except for:
• any breach of their duty of loyalty to us or our stockholders;
• acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
• under Section 174 of the DGCL, with respect to unlawful dividends or redemptions; or
• any transaction from which the director derived an improper personal benefit.
We also have director and officer insurance providing for indemnification for our directors and officers for certain liabilities, including liabilities under the Securities Act of 1933.
These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.
At present, there is no pending litigation or proceeding involving any of our directors or officers where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.